UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Findell Capital Management LLC (“FCM”), together with the other participants named herein (collectively, “Findell”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the “Company”).

On May 6, 2025, Brian Finn, managing member and sole director of FCM, appeared as a guest on the SumZero podcast to discuss the Company. The full transcript of the discussion is copied below:

Divya Narendra:

Hi, hey everybody. Welcome to Sum Zero. Today we have Brian Finn from Findell Capital Management. We are going to be talking about Oportun Financial. This is an interesting situation. Brian actually first posted about Oportun on Sum Zero about a year ago. And you know, this stock’s up quite a bit since then. But you know, Brian’s got some pretty strong opinions on kind of where the company’s going and has sort of launched an activist campaign on the company. We’re gonna get into the weeds on the sort of operational changes he’s looking for today. And yeah, let’s dive right into it. Brian, you’re the largest shareholder of the stock. I think when we chatted, you’re roughly 10% or so of the company in terms of what Findell owns.

You’re obviously a long-term investor, fundamentally driven. You know the company inside and out. Just quickly on the stock dynamics: it’s trading at $5 and 40 cents or so right now, pretty wide trading 52-week range $2.30 to $9.20 or so, it’s a $200 million-plus market cap business with LTM revenues of around $760 million. And you know, you think there a lot of upside even from current levels. So yeah, why don’t we just start with how you first came across the name and just talk about the business itself. What they do, their target customer and broadly, why you think the stock is compelling.

Brian Finn:

Sure. Let me start out with a compliance disclaimer. Nothing we say here is meant to be a recommendation to buy or sell. This is not investment advice. We’re here to just discuss our views of the opportunity at Oportun and our proxy battle with them. So, I just wanted to get that out of the way first.

But yeah, Divya, good to be back with you. It’s been about a year and change since we first discussed Oportun and a lot’s happened since then, but I think, you know, a lot more can still happen going forward here. But to just familiarize folks who are not familiar with the story, Oportun is a company that makes small unsecured loans to underbanked folks. So it’s a consumer lending company. They’ve got this very interesting niche where they target largely sort of Hispanic folks who are, you know, hardworking immigrants who have jobs and are, call it credit invisible. And this is obviously a growing demographic. And what’s interesting about this niche is they tend to actually perform a lot better than other cohorts when it comes to paying folks back. They’re just culturally averse to carrying lots of debt. So Oportun identified this great group that institutions have kind of ignored. It’s a growing demographic and Oportun’s position within this group is pretty unique. So, they’ve got the most data in the space. They’ve got a strong retail presence. So, they are kind of where these folks are you know, as far as where they live, and they’ve got an incredibly strong brand. And as a result, they’re able to get a lot of repeat customers and be the product of choice for these folks. So the way to think about it is, if you’re somebody who is, say, unable to get a credit card, because you don’t have any credit data, your choices are really to go to Oportun or to go to a payday lender, which would cost you hundreds of percent of interest. An Oportun is gonna charge you somewhere in the mid low 30s to high-30% interest range. So in this sense, it’s a wonderful business that serves a great purpose by giving these folks access to credit at a more reasonable rate and allowing them to kind of make the jump from being underbanked and, you know, not having a credit score to becoming part of, you know, the world of credit cards and more credit products.

Divya Narendra:

And Brian, just for folks who are new to the stock as far as their target audience goes, is it still mostly Hispanics?

Brian Finn:

So, you know, that’s where they kind of began the business. They have a lot of Spanish language material and they’re able to sort of meet these folks in their native language and in their communities. But obviously it’s expanded to other demographic groups beyond that. But that’s really been their core focus. And, you know, part of the issue here that we’ll talk about is they deviated from that core focus, from that core demographic to trying to do a bunch of other things that really were not necessary to that core business.

So just to frame things at a high level here, the way to think about this business is in terms of the unit economics, and what this business should be doing is targeting a return on assets pre-tax return on assets of roughly 10%. And the way you get there is you gotta look at sort of four drivers, and that’s total revenue, yield, cost of funds, net charge offs, and opex ratio. And the targets here should be high thirties on a revenue yield basis – so, think like 38%. The cost of funds should be about 8%, and the net charge off, which is people that are not paying you back, should be about 10%. And the opex ratio, which is the cost of running this business relative over your total loan portfolio, should be about 10%. So if you do the rough math here, 38 minus 8, minus 10, minus 10, you get to about 10% pre-tax ROA. Now, these are all very achievable numbers. In the past they’ve run net charge offs between eight and 10%. The cost of funds today is about 8%.

Where these guys can really improve and where we’re pushing is on the total revenue yield and on the opex ratio. And the opex ratio is the most important part. And we’ll talk about how that got screwed up. But if you look at Oportun today, they’ve got about a $3 billion loan book. So if they run this properly, this is a business that should throw off roughly $300 million in pre-tax earnings. And if you take the business today and fully dilute the share count, you got a market cap that’s like $270 million or so. So that’s the opportunity. That’s the asymmetry here that if properly run, this is a business that’s throwing off a ton of cash. And now they’re not quite there today.

Divya Narendra:

And just set the backdrop a little more. You mentioned earlier that they’re obviously not limited to the Spanish speaking population, but, you know, I was actually checking in AlphaSense’s kind of expert network call transcript earlier. And you know, there were, there was a discussion with like the former founder actually who – this is pre-Raul Vasquez – mentioned that there are roughly 20 to 30 million potential customers for them. Right now, they’re like maybe 5% of that in terms of their current customer base. So there’s like enormous upside just in terms of growing the customer base itself. Would you say that’s about accurate in terms of the growth runway for the business?

Brian Finn:

Yeah, I mean, from a demographic perspective, this couldn’t be more perfectly situated. And one of the issues that this company had is they veered away from the amazing growth opportunity that was staring them in the face as far as pursuing these underbanked folks, largely of Hispanic descent. And they tried to basically become a fintech company and offer all these other products and appeal to other groups. And that’s really what kind of threw these guys off course. So the reason why they’re not generating this sort of ROA that I outlined is because of the CEO Raul Vasquez and the board, the legacy board members that oversaw him and what happens.

Divya Narendra:

Yeah, go ahead. You’ve said in our interactions that Raul has torched it, you know, you’ve made a claim that he’s basically cost shareholders about a billion dollars over his tenure. So talk about where that money went, how it was wasted, where you see these inefficiencies sprouting up. I guess in theory, being a fintech and being a good lending business don’t have to be mutually exclusive, but obviously it costs money to build new technology and stuff. So yeah, if you can walk us through where you’re seeing the waste, I think that’d be super helpful.

Brian Finn:

Yeah. I’ll start at a high level Oportun opex ratio. So, the best player in this space is this company called OMF, OneMain Financial, and they’ve got an opex ratio of 7%. So that means for a $100 million of loans outstanding, it takes about $7 million to run the business. Oportun was in the high teens and the low twenties, and they ramped up the opex ratio to this very stupid level because they were trying to create all these tangential products and pursue these other businesses. And were trying to veer into fintech. And if you look at the background of the legacy board members and Raul’s background, you know, they’re Silicon Valley people. They reimagine this very simple lending business as some sort of fintech empire, and that obviously blew up the cost structure.

On top of that, they did a bunch of silly acquisitions with the big one being buying Digit, which they did in, I think, 2021. And they spent about $214 million on a digital bank, and they bought it for like 12x book value. It had about a $40 million revenue run rate at the time. And the revenue just over the next couple quarters just collapsed. It was never making any money. And so they immediately wrote it down. So they did this big push to try to become something that they weren’t. And, you know, we got involved because we saw the company blow up on their Q4 2022 earnings call, and we just started looking at their website, and there were 27 vice presidents listed on their website.

And you start going through what these people do, and there were like four people who were the head of HR. You had four or five people that were in charge of credit. I mean, it was ridiculous. And so we just dug further and we realized that these guys were running this business with about $200 to $300 million of incremental costs that just didn’t need to be there. And so we started we started pushing the board and pushing the company to correct this and to refocus the business on their core lending business, which again, if operated correctly, should do about a 10% pre-tax ROA with very easy targets, targets that their competitors achieve and targets that they’ve achieved in the past. When we started pushing them on this, you know, it was interesting. I mean, what they really cared about was not actually making those substantial changes that they needed to make, but kind of managing the PR of the whole thing.

So when we pushed them on the VPs, they didn’t go out and fire all these VPs. They basically scrubbed them from the website. And we saw this type of behavior, and it’s been repeated really over the last two years. They’ve moved very incrementally and very slowly. So we pushed ‘em to make some cost cuts, and they made a small cost cut. It’s been like pulling teeth to get these guys to do the obvious things that need to be done. And while we’ve been pushing them the incredibly high opex ratio that they were running, we ran into the fact that they were trying to cover up that opex ratio by growing the loan book aggressively. And that led to net charge offs, ballooning, and, with interest rates rising, their financing costs rose.

So they had to do a series of dilutive rages raises to deal with the fact that they bloated the cost structure. If they had done all of these cost cuts that we asked for at the very beginning, they wouldn’t have had to massively dilute shareholders here, which they’ve done over the last two years. Now, it’s been a struggle, but we were able to push these guys last year. We were in a proxy fight with ‘em last year, and we were able to get two people onto the board named Scott Parker and a guy named Rich Tambor. And these are guys who, Scott was the former CFO of OMF, and the best competitor in this space. And Rich was the former chief risk officer. And they’ve been a part of the OMF turnaround, you know, a decade prior. And these guys have really driven the company in the right direction now, and we can just see what happens when you have two people with actual lending experience on the board pushing management here to do the right thing. And since then, the stock’s really doubled. And, you know, I think the story I’m gonna tell today is the story of how this company is, things are gonna get better from here. What we’re pushing to do is to massively improve the governance here so that there’s not a long-term risk to that improvement. And a lot of the changes that need to be coming here are not coming quickly enough. And this business, if operated correctly with the right set of governance in place and with the right people overseeing it could really drive a much different picture from an operating perspective than what we’re currently seeing.

Divya Narendra:

Yeah. So, what is your current ask that you want to push for the CEO to be swapped out? Or I guess like what specific operational changes are you pushing for today?

Brian Finn:

So going back to the four drivers of this business, it’s the revenue sort of your interest rate revenue yield, your cost of funds, and charge offs, and your opex ratio. The net charge offs should start to just come down over time because they’re not doing all the massive loan book growth that they did before. And, you know, I think having guys like Scott and Rich in there making sure that the credit that they’re doing is sound credit will bring that right down. Cost of funds is really a function of bringing down the overall leverage in the business. The two things that we’ve been pushing ‘em on is revenue yield and the OPEX ratio and the revenue yield. What they’ve done is they’ve shot themselves in the shot themselves in the face by imposing an interest rate cap on the business which might serve some virtue signaling purposes, but really prevents them from capturing a whole spectrum of customers here who are being denied credit and having to go the much more expensive options because Oportun is capping their interest rate.

So one of the things we’re asking ‘em to do is remove their interest rate cap and to target, you know, go into the high thirties for some of these folks who, who otherwise would have to end with a payday lender. So we think it’s good for the business and it’s good for their customers. And then more importantly, we think that their opex ratio, which has come down because they’re not doing all of the incredibly stupid things they were doing before, it needs to come down much further. It needs to go down to 10%. Now, our campaign here is really about this board; we’re targeting the legacy board members here, and we’re trying to improve the governance of this board. And there’s a lot of things that we can say about the legacy board here.

To start, this is, as you mentioned, it’s a $200 million market cap company, and they’ve got a 10-person board, and it’s a staggered board. And there are really only four members here who are independent. They’re the two that we brought on, and then there were two that were brought on by a search firm in early ‘24. And, you know, that’s great. I think out of those four, three of those guys actually have lending experience. So, you know, we’re obviously happy to have those independent members on the board. The other six though, are all these legacy board members who’ve been there forever, who are essentially from what we can tell and believe are friends of Raul’s. And there’s lots of things that are problematic about their existence on this board. And in many ways, their oversight is why we’re in this position that we’re in.

And if you got rid of their majority control, the company, under the leadership of the four new board members could be much more effectively managed and overseen and run. And the reason why we have issues with these legacy board members are for starters, not a single one of them has a background in lending. You know, lending’s obviously a very unique niche within the business world. It has different accounting metrics and valuation metrics. And that led to all sorts of issues with how this company reported. I mean, Oportun is using adjusted EBITDA as a performance metric, which is a ridiculous thing to use for a lending company. You know, it might make sense in perhaps the tech world, which is where some of these folks have come from. And, by and large, if you look at the legacy board members, they’re all either from nonprofit or they had middle management jobs in tech, the only one who really has an impressive resume is Neil Williams.

And he’s also problematic because Neil is friends with the CEO, Raul. Raul was effectively Neil’s boss when Neil was the CFO of Intuit. Raul was a board member of Intuit. So now Neil’s the lead director of this board that Raul is the CEO of, and in our experiences with Neil over the last two years, Neil has just done everything he possibly can to protect Raul. And, you know, in addition to Neil having been the CFO of Intuit, you have other board members who actually worked at Intuit underneath. So board member Ginny Lee was, she had some middle management position at Intuit. And as we kind of dug into some of these, these relationships, it’s become clear just how compromised it has made the board not just in their oversight of Raul, but in how they’ve managed things.

Like, for instance, the acquisition of Digit. So what was interesting about that acquisition is it looked like these guys did zero diligence. Because they bought a company that immediately failed and cost shareholders a lot of money and a lot of dilution. And, you know, why would they do something like that? Well, it turns out the founder of Digit, a guy by the name of Ethan Block had sold his prior company, had been part of a, a transaction with Intuit, which obviously was where Neil was CFO and where Ginny Lee worked and where Raul was a board member. So these guys had some sort of personal familiarity with Ethan. And it turned out he was also on JoAnn Barefoot’s podcast. So there’s all sorts of conflicts of interest on this board. These board members, we weren’t looking for an activist fight.

We were looking to just try to reduce the board from 10 to eight or to have some of these folks on the board who have lending experience actually be in positions of power, you know, as committee chairs or as the lead director. And they refused both of those offers. So these guys, you know, their only interest here is continuing to serve on this board and collect the paycheck. From our perspective, they’ve shown very little sense of fiduciary duty to shareholders. And, you know, I constantly compare it to our experiences – we’re we’re in another situation with another company that’s also an activist situation. It’s not something we’ve gone public on, but it’s a situation where this other company, you know, has done a lot of stupid things and has had a CEO that’s speared off in tangential directions. But this other company has a real board. It’s not a staggered board. None of the board members are personally beholden to the CEO and they take their fiduciary responsibilities very seriously. And it’s, literally, it is just night and day comparing that board to the Oportun board, which again, is controlled by these legacy members. None of them are particularly, none of ‘em are all qualified to be on this board, and their behavior with us has just been kind of amateurish in this proxy contest. What they’re counting on is, and what they’re continuously referred to and why they’re refusing to accept these obvious governance improvements is they believe that the warrant holders – the folks that they did the dilute of financing with Neuberger Bergman and Castle Lake – are going to convert their warrants and vote with the legacy board members.

And, they’re kind of telling us, wink, wink, you know, we have these stakeholders in our pocket and they’re gonna do something that they normally don’t do because we gave them a good deal and they want future good deals from us. And as a shareholder, obviously that’s enraging to hear. And you know, if you look at how shareholders have judged these guys in the past, I mean this is the first real proxy contest that’s gonna go the distance it looks like. And in the last two years, in ‘23, again, this is a staggered board. They had two board members run in ‘23, they ran unopposed and they received in one case, more withhold votes for Sandra Smith, and confirmed votes for Joanne Barefoot, it was roughly even.

So shareholders have already just expressed their displeasure last year, Ginny Lee would’ve decisively lost had we not come to a cooperation agreement with Oportun. So shareholders have spoken in the last two years, they’ll speak again in short order. Since we began our entreaties to them, we’ve had countless folks who worked at Oportun, countless shareholders reach out to us, all telling us that we’re doing the right thing here. And that this is a company that’s been just completely mismanaged by Raul, who’s been overseen by a group of handpicked friends. What we believe are handpicked friends who have little understanding of the business and have let Raul sort of do whatever he wants. You know, he’s essentially acting like an imperial.

Divya Narendra:

What does the compensation package look like for Raul as well as the board members that you think are the most compromised?

Brian Finn:

Raul’s been paid, it’s been a lot of stock, but a fair amount of cash as well. And, he has been paid millions of dollars. I think he was paid $5 million, I actually don’t have that in front of me, but he has been paid millions of dollars while he’s sunk the company here. You know, as far as who’s most compromised, I mean, I don’t know, it’s just their interactions with us. Again, I have this compare and contrast to this other board, either they are just complete completely inexperienced and have no idea what it means to be a part of a board and to have a fiduciary responsibility to your shareholders and aren’t gonna do the obvious governance changes or they are truly just acting in a way tthat’s just a complete violation of their fiduciary responsibilities.

So I don’t know if it’s ignorance or they’re acting unethically. I’m not going to comment either way, but you the results speak for themselves, how this company’s performed over the last five years, the turnaround that’s occurred. And look, there’s a turnaround that’s happening here, and I don’t wanna take away from that. But it’s been driven by our entreaties. It’s been driven by the stuff that we’ve sort of brought to their attention. And the stuff that we’ve been pushing as far as the cost cut reductions and the business focus and bringing on people that actually have real lending experience like Scott, like Rich,

Divya Narendra:

Have Scott and Rich been culling some of the expenses related to whatever fintech product initiatives they’ve previously spent money on? Or like, where are you seeing their impact the most?

Brian Finn:

Look, I have no idea what actually – I can’t speak to what their individual contributions are, but they’re real guys who understand the lending business. And in our discussions with them, prior to them joining the board, it was very clear to them what needed to occur here as far as getting rid of some of these tangential products and focusing on the base business and improving the credit box to get the credit in shape and likewise. And that those are all the things that we’ve seen happen subsequently. So we think that they’re having a real effect here. And you can just see it, obviously in the performance of the stock. So clearly the better oversight you have here, the better opportunity will be positioned.

And our goal in this proxy campaign is we think if you got rid of the legacy board control, so if they were no longer in the majority and you had real oversight, we’re not gonna speak to you know, obviously Raul’s track record speaks for itself, but this contest is really about having real oversight on management. And what a true independent, competent board wants to do with management in the long run is up to them. We’re not commenting on that or going to have a strong position on that. The goal of this proxy contest is to force real oversight on this management because there are very obvious things that this company can do in the near term to drive a much higher ROA, again, with the interest rate cap and with the opex reductions. And then, bringing down some of their leverage. And this board has just shown itself to be completely incapable of providing any oversight. And they look just incredibly captive to Raul. The way to think about this is, I think ourselves and the folks we’re opposing here, I think we all wanna land a plane, if you will, but we’ve just had so much experience with these board members, with Neil, with Ginny, and with these other board members to just know that they’re not the right people to be in positions of power on this board, just from a pure competency perspective and from a lack of industry knowledge perspective. And we wouldn’t feel comfortable being long-term holders of Oportun, which is what we’ve been, without having folks who actually have lending experience running the board that this is a lending company.

They need guys like Scott and Rich and Carlos, who was the guy that was brought in independently in positions of leadership controlling this board. Because there’s a lot that can be done here. And we’ve just seen over the last year what was done, just having two people on the board, two out of 10 who actually have a modicum of lending experience because this really is an incredible niche to be in. It should have incredibly high ROA, they’re really in like the most perfect sweet spot from a lending perspective, but they’ve just gone off on all these crazy tangents.

Divya Narendra:

Assuming you win the proxy and you kind of get that majority of control over the board, what sort of a fair multiple that you would put on what you project to be steady state earnings for the business? Like you mentioned, you sort of expect on a $3 billion loan book that they should be doing roughly 300 million in earnings. What sort of multiple do you put on that? And what kind of upside would you see if they were able to kind of right the ship?

Brian Finn:

Yeah, look, I think, I think they’re gonna continue to report good results this year. Again, like, so the things we push them on and the stock should work in the near term. You know, just because the credit’s turning and things are getting better operationally. But, you know, in the long run or in the medium run, if we’re able to get the right oversight here and drive these guys to a 10% ROA $3 billion loan book, that $300 million in pre-tax earnings should trade at least 5x. So you’re looking at a business that’s worth, you know, $1.5 billion, and that’s where it should have been today and would’ve been today had these guys reacted more quickly to our entreaties two years ago.

So, the stock may rally after earnings – we have no idea what the earnings are. We have no idea what the reaction will be, but shareholders here shouldn’t be happy with an $8 or $9 stock if that’s where it is in a couple weeks. This should be a $30 stock. This should be way higher if it’s properly managed and has proper board oversight. So that’s what we’re pushing for. And that’s why we’re excited about the opportunity here. You know, there are comps that will trade for you know, I’m trying to think of OMF trades for multiple of book value while Oportun trades for a fraction of book value. So, there’s a way to get a multiple upside here if they can just start trading in line with some of their comps.

But to get there, they gotta start generating the sort of return metrics that those comps do. And they’re very achievable metrics if you had somebody really driving the horse here. But the problem is you’ve got these board members that are just looking to kind of keep their jobs and you’ve got a management team that’s sort of flailing about that just kind of reacts to just reacting to our pressure basically. And they’ve obviously made some improvements here, but you know, the point is there’s a lot more that can be done here to drive a much higher return.

Divya Narendra:

Yeah, that makes sense. Are there any macro related risks here that are worth noting? I mean, obviously it’s a pretty idiosyncratic situation but macro has been a pretty important driver of markets of late, so I’m just curious if you have any thoughts on that.

Brian Finn:

Well, yeah, of course. I think the macro situation has gotten a lot better. You know, I think these guys are, are sensitive to obviously to inflation and to unemployment. But I think to see things get worse from here, I think you need to see unemployment get a lot worse. Obviously, we’re still in a good position from an unemployment perspective. You know, I think inflation you know, when they were in an environment with, with very high inflation, that obviously has a much bigger impact on these lower socioeconomic classes. But again, you know, the macro environment could change, which is why it’s so important to have responsible people overseeing the board and driving this management team, making the long-term decisions here. The macro environment’s favorable for now, but that could obviously change.

You know, we think that they should be well positioned this year. But if the macro environment, you know, if we end up with much higher unemployment and we go through a big recession, that’s obviously a different situation. And I think if you want to be a long-term holder of this stock, you want to own it with this sort of $30 price target, then you need to feel comfortable that you’ve got a real board here providing real oversight. And with these legacy board members still having majority control, and still basically just kind of rubber stamping whatever the CEO wants to do, you’re not gonna have that that sense of security.

Divya Narendra:

What catalyst would, potentially cause you to rethink your own thesis on this? Like, what would maybe cause you to sell? I know you’ve got a $30 target price, which is a long way from where we are now. Like what would maybe cause you to throw in the towel and just say, I’ve had enough of this and kind of move on?

Brian Finn:

I mean, I wouldn’t put anything past Raul. If we see him do something you know, crazy here you know, or we see him further empowered – our thesis is on getting more oversight and taking this gem of a lending business and being able to drive it to where it should be operationally. And, you’ve got somebody who’s just kind of consistently failed and has only stopped failing after responding to our own entreaties and to having real people on the board. You know, if that oversight goes away or is lessened you know, then history can repeat itself.

Divya Narendra:

And are there any other competitors? I mean, you’ve mentioned OMF, but what are they kind of the only other player in this? I mean, they’ve got this niche that’s quite unique. But I’m just curious if you see any entrance in the market or any risks just from a competitive standpoint.

Brian Finn:

You’ve got RM as well, as far as other public competitors that’s regional management but really OneMain sort of higher credit quality than Oportun. But it’s a wonderful business. They’ve got this niche to themselves, ultimately they’re trading for a fraction of book value, and this is real book value now it’s real tangible book value. So, as far as thinking about could somebody buy them, like, yeah, maybe a private equity firm could, could buy Oportun, but I think this could be run as a standalone business very profitably if you made some of these opex cuts and you got rid of the interest rate cap, which was just a self-imposed thing that they did to look at it, again, something tied to Raul’s ego and on the opex, they might push back and say, ‘Oh, we’ve made a lot of cuts.’

Well, look, these guys were running, they had a $600 million operating expense when we started pushing them, and they’ve taken that down 200 million and there’s been no change to their business. So, you know, the idea that they have any idea what the right opex ratio should be for this business, I think is disproven by the fact that they were that it was taken down by 200 million and there wasn’t any change to the business. And when we first started pushing them on it, they claimed that they were running, you know, effectively a tight ship. So I don’t think they have any idea what the right cost structure is. Their competitors are obviously, you know, like one, one main’s way lower at 7%. We think they can get to, at the very least, the low teens, they can get to 10%.

And if you did that, you unlock a tremendous amount of value here. Those two things would, would really drive this company, and you can do it very quickly. You know, on the you know, these are loans that turn over every, you know, they’re like the, the average duration is 18 months or 12 months or some, somewhere in that timeframe. So this is not a hard business to turn around. This isn’t like you’re, you’re putting out 10 to 20 or 30 year loans. These are very short duration loans. So if you take out some of the opex, get rid of some of the interest rate caps so you can capture more of, of you know, that higher thirties spectrum of the market, you can really drive returns here in the near term.

Divya Narendra:

Do you know what percent of the opex is sort of like very discretionary marketing versus actual headcount that you think is bloated?

Brian Finn:

Well, we know – let me pull up the data here, but one of the first things that we pointed out in our letter was how their headcount had essentially doubled across the board from 2019 to 2023, while OMF had basically stayed the same. So, you know, we’re, we’re asking ‘em to get back to a position that they were in, you know, in 2017, 2018 from an opex per loan perspective which is very doable. And they were able to mask some of this crazy opex by increasing the loan size and doing many more loans. So we think an opex, you know, they need to get back to where they were in 2016, 2017 what the percentage mix is, you know, I don’t have those numbers right in front of me, but they did blow out their headcount you know, from 2019 to 23 when we started agitating for them to start taking out their opex.

Yeah, I’ve got the numbers here. I mean, they, their corporate overhead went from 583 in 2019 to like almost a thousand in 2022 OMF corporate over their overall employees went down during that time period, you know, so they, they exploded their, their, their cost structure basically with people. And, you know, everyone kind of works from home. And the color we’ve gotten from former employees is this is a great place to go work for if you’re not interested in getting driven hard and it’s a very lackadaisical culture and everything else. So we think that there’s a lot of opex that can be further taken out of this business if they really tried.

Divya Narendra:

It sounds like they need a little bit of Musk energy in the corporate culture. Brian, I think that covers most of it. If there’s anything else, is there any other aspect to your thesis that you wanna bring out before we close it?

Brian Finn:

If there’s any questions that people have in the audience, I’m happy to engage anybody. I hope these guys have a great quarter. I hope the stock continues to work from here. But the reality is that we think it could work a lot better with the right board leadership. And I think if you’re gonna be a long-term holder, you need to see this board have folks on it who have real lending experience.

Divya Narendra:

Is there any sell side coverage on the name?

Brian Finn:

Yeah, you’ve got a handful of banks here.

Divya Narendra:

Who, who’s the consensus from their standpoint?

Brian Finn:

I’ll pull it up. I think people are starting to warm up to the idea that probably the best guy in the name is John Heck from B Riley. John Heck is probably the most famous consumer lending analyst in the space. And Harold’s good as well but I think people are starting to warm up to the idea again because they are seeing the turn in credit and they are seeing some of these cost improvements start to flow through.

Divya Narendra:

There are a couple questions here from folks listening.

Brian Finn:

So, I see the CFO one – I don’t think he’s been named CFO. I mean, look, to be clear, him being the whatever they call them, I think he was named director of finance. I think there’s an interim CFO. I think that was an amateurish move on the board’s part that he’s been declared the principal of finance. I think you need to have a corporate officer who gets named that in order to be able to sign off on the books. I don’t have any reason to think that there’s any accounting issues here. You know, I think it’s a clean book value. As far as why the CFO left Jonathan you know, I think it’s because of health reasons. But I don’t have more color on that. I don’t think it has anything to do with the company about to have some real serious issue here. I do think the company is starting to turn, I think, the point of this campaign is to drive a much bigger sort of operational improvement and a governance improvement. And, if we can do that, then we can feel pretty confident about becoming multi-year shareholders here.

Divya Narendra:

Question on buybacks, is that a possibility?

Brian Finn:

Well, I mean, that’s another reason why we need to have responsible board members in place here is ‘cause they are gonna start to generate a lot of cash, and you want that cash to be allocated you know, efficiently and effectively. And Raul and Neil have shown that they’re their total failures of that. So you need to have responsible actors in positions of power driving the right capital allocation decisions. And yes, there could be a ton of buybacks here once the, the, they get the ROA to sort of the levels that we think they can get.

Divya Narendra:

Who’s the auditor? Who audits the company? Do you know?

Brian Finn:

I can look it up.

Divya Narendra:

Yeah, not a big deal if, if you don’t have it at, at your fingertips. I think it’s great. Super interesting situation. Highly asymmetrical. Question about Mr. Wilcox joining the board?

Brian Finn:

I have no idea. I mean, look, we’re gonna have a proxy fight here, it looks like. We’ve given them two easy outs. They didn’t take those easy outs. These legacy board members wanna maintain their positions as heads of committees and they want to keep their, this is a nice, they’re all essentially retired. You know, one’s a former accountant, the other two kind of had middle management jobs in tech. One has a podcast, one has you know, then you have Neil obviously. But this is, except for Neil, I think this is probably an important source of income for all these people, and they don’t want to give up their seats. And so, even though we gave them the board two very easy outs here to reduce the board from 10 to eight and to just have the directors who have lending experience as in leadership roles, they didn’t take that.

And I saw the other question of can shareholders sue Raul here for mismanagement? I mean, obviously we think it’s been incredibly mismanaged but you we do think that the company is on a better track here. There’s been unforced error after unforced error historically, and in order to drive this company in a better direction, you know, Raul can’t be an imperial CEO. He needs to have proper oversight. And we need to have lead directors who have lending experience who can really drive this business forward.

Yeah, I mean, the magnitude of the shareholder, I’m just seeing this next question, the magnitude of the shareholder destruction is, I guess one could argue it deserves a lawsuit, but that’s not what we’re contemplating at the moment. As activists here, we’re just trying to see that this has a clean board and that we can drive much further governance improvements and operational improvements and opportunity to become the sort of company that it should that it should be.

Have I spoken to Raul? No, I’ve not spoken to Raul in a long time. I started interacting with him earlier in the process but then it became kind of apparent that was a guy that had a huge ego and he wasn’t gonna listen to a hedge fund telling him what to do. And he built up this little empire and he still thought it could work. And so we just started appealing to the board directly and pushing changes through the board. And again, these guys will do everything they can to push back and to not react, which is why we’ve had to continue to engage them publicly, as much as this is not something that our fund typically does. And not something that I’ve enjoyed doing, but there’s just such a tremendous amount of upside here if you are able to get the right principles involved. Anyways, I’ll leave it there.

Divya Narendra:

Yeah, I think we can, we can close with that. It’s a great summary. It’s encouraging that despite all of the maybe misguided decisions on the part of the company, they’ve still got this sizable loan book.

Brian Finn:

Yeah, the stock should work from here, whether we’re involved or not to some degree. And, if we’re able to succeed in this proxy campaign, and we think we very much think we will succeed, this could be a really a tremendous opportunity.

Divya Narendra:

Actually, one last thing, Brian, can, can you just give listeners just a sense of timeline in terms of what the actual from procedural standpoint and from a timing standpoint they should know?

Brian Finn:

Yeah. So these guys, the date of register, the record date is the 27th of May. So yeah, I mean, up until then, I think if you own at that point, then you have an opportunity to vote. I’m not recommending anyone to buy the stock. I don’t wanna get in trouble with, with compliance, but we, we obviously were excited about the near term here. Anyways thank you so much.

Divya Narendra:

Yeah, no, thanks for taking the time, Brian, and thanks to AlphaSense for giving us access to some of the conference call and expert network data that we have. We’re gonna be sending folks a follow up and folks will be able to review this. For those of you who are interested in accessing anything on AlphaSense as well, we’ll be in touch about that as well. But Brian, thanks again. Super, super interesting situation. Love the sort of combination of it being like not covered by Wall Street and having this hugely sort of asymmetric upside. I mean, it sounds like a 5-10x type of situation if it plays out kind of the way you’re seeing it. But yeah, we’ll certainly be tracking it and looking forward to having more of these conversations.

Brian Finn:

Okay, thank you.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Findell Capital Management LLC (“Findell”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Findell’s highly-qualified director nominee at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the “Company”).

FINDELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Findell, Findell Capital Partners, LP (“Findell Partners”), Finn Management GP LLC (“Findell Management”), Brian Finn and Warren Wilcox.

As of the date hereof, Findell Partners directly beneficially owns 2,131,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, 1,000 shares of which are held in record name. As the investment manager of Findell Partners and certain separately managed accounts (the “Findell SMAs”), Findell may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As the general partner of Findell Partners, Findell GP may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners. As the member and sole director of Findell and the managing member of Findell GP, Mr. Finn may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As of the date hereof, Mr. Wilcox does not own any shares of Common Stock.